March 10, 2000



James F. Hillman
Navigant Consulting Company
615 North Wabash Avenue
Chicago, IL 60611


RE:            Amended Schedule 13G


Enclosed pursuant to Rule 13d-1(b) under the Securities Exchange Act of 1934 is a report on Schedule 13G reporting beneficial ownership at December 31, 1999 by American Express Company and American Express Financial Corporation in common stock of Navigant Consulting Company.


Sincerely,



Steve Turbenson
Director - External Reports and Tax




Enclosure

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  SCHEDULE 13G


                  Under the Securities and Exchange Act of 1934



                           Navigant Consulting Company
-----------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   63935N107
-----------------------------------------------------------------------------
                                 (CUSIP Number)






The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               CUSIP NO. 63935N107


1)       Name of Reporting Person               American Express Company

         S.S. or I.R.S. Identification          IRS No. 13-4922250
         No. of Above Person

-------------------------------------------------------------------------------

2)       Check the Appropriate Box                       (a)
                                                         ----------------------
         if a Member of a Group                          (b) X - Joint Filing
                                                         ----------------------

-------------------------------------------------------------------------------

3)       SEC Use Only

-------------------------------------------------------------------------------

4)       Citizenship or Place of Organization            New York

        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
         (5)   Sole Voting Power                -0-
         (6)   Shared Voting Power              5,500
         (7)   Sole Dispositive Power           -0-
         (8)   Shared Dispositive Power         1,014,537


------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person                     1,014,537

------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in
         Row (9) Excludes Certain Shares                    Not Applicable

------------------------------------------------------------------------------

11)      Percent of Class Represented by
         Amount In Row (9)                                  2.43%

------------------------------------------------------------------------------

12)      Type of Reporting Person                           CO, HC

------------------------------------------------------------------------------

                               CUSIP NO. 63935N107


1)       Name of Reporting Person        American Express Financial Corporation

         S.S. or I.R.S. Identification   IRS No. 13-3180631
         No. of Above Person

------------------------------------------------------------------------------

2)       Check the Appropriate Box           (a)
                                             ---------------------------------
         if a Member of a Group              (b) X - Joint Filing
                                             ---------------------------------

------------------------------------------------------------------------------

3)       SEC Use Only

------------------------------------------------------------------------------

4)       Citizenship or Place of Organization     Delaware

        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
         (5)   Sole Voting Power                -0-
         (6)   Shared Voting Power              5,500
         (7)   Sole Dispositive Power           -0-
         (8)   Shared Dispositive Power         1,014,537

------------------------------------------------------------------------------

9)       Aggregate Amount Beneficially
         Owned by Each Reporting Person                      1,014,537

------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in
         Row (9) Excludes Certain Shares                    Not Applicable

------------------------------------------------------------------------------

11)      Percent of Class Represented by
         Amount In Row (9)                                 2.43%

---------------------------------------------------------------------------

12)      Type of Reporting Person                          CO, IA

---------------------------------------------------------------------------

1(a)           Name of Issuer:                      Navigant Consulting Company

1(b)           Address of Issuer's Principal        615 North Wabash Avenue
               Executive Offices:                   Chicago, IL 60611

2(a)           Name of Person Filing:               American Express Company
                                                    American Express Financial
                                                    Corporation


2(b)           Address of Principal Business Office: American Express Company
                                                     American Express Tower
                                200 Vesey Street
                               New York, NY 10285

                      American Express Financial Corporation
                                  IDS Tower 10
                              Minneapolis, MN 55440


2(c)           Citizenship:                          See Item 4 of Cover Page

2(d)           Title of Class of Securities:         Common stock

2(e)           Cusip Number:                         63935N107

3     Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):
      American Express Company, one of the persons filing this statement, is a Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).

      American Express Financial Corporation, one of the persons filing this statement, is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940.


4(a)  Amount Beneficially Owned as of December 31, 1999: See Item 9 of Cover
      Pages

4(b)  Percent of Class:    See Item 11 of Cover Pages

4(c)  Number of Shares as to which such person has:
      (i)    Sole power to vote or to direct the vote: See Item 5 of Cover Pages
      (ii)   Shared power to vote or direct the vote: See Item 6 of Cover Pages
      (iii) Sole power to dispose or to direct the disposition of: See Item 7 of Cover Pages
      (iv) Shared power to dispose or to direct the disposition of: See Item 8 of Cover Pages

5    Ownership of 5% or Less of a Class:
     If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X ).

6    Ownership of more than 5% on Behalf of Another Person:

                                                           Not Applicable

7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                                                           See Exhibit I

8    Identification and Classification of Members of the Group:

                                                           Not Applicable

9    Notice of Dissolution of Group:

                                                           Not Applicable

10   Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                       American Express Financial Corporation

Dated:   February 29, 2000             By
                                    Signature


                                    Steve Turbenson
                                    Director - External Reports and Tax
                                    Name/Title

                                    Telephone:   (612)  671-2059

                                  Exhibit Index


Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II                      Statement of American Express Company

Exhibit III                     Statement of American Express Financial
                                Corporation

                                    Exhibit I

                                       to

                                  Schedule 13G

         One of the persons filing this statement is a parent holding company. The relevant subsidiary, American Express Financial Corporation, a Delaware Corporation, is registered as investment advisor under section 203 of the Investment Advisors Act of 1940.

                                   EXHIBIT II

                                       to

                                  SCHEDULE 13G

                                    under the

                         Securities Exchange Act of 1934

American Express Company, American Express Tower, World Financial Center, New York, New York disclaims beneficial ownership of the securities referred to in the Schedule 13G to which this exhibit is attached, and the filing of this
Schedule 13G shall not be construed as an admission that American Express Company is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

Pursuant to Rule 13d-1(f) (1) and subject to the preceding disclaimer, American Express Company affirms it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf, and authorizes the President, any Vice President, the comptroller, the Secretary, the General Counsel, any Associate General Counsel or any Counsel, each with power to act singly, of each subsidiary of American Express Company making this filing to sign this statement on behalf of American Express Company.


                                     AMERICAN EXPRESS COMPANY



                                     By:____________________________
                                     Name:     Stephen P. Norman
                                     Title:    Secretary

                                   Exhibit III

                                       to

                                  Schedule 13G

                                    Under the

                         Securities Exchange Act of 1934


         Pursuant to Rule 13d-1(f)(1), American Express Financial Corporation affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed in its behalf.


                                   American Express Financial Corporation


                                   By:
                                     Steve Turbenson
                                     Director - External Reports
                                     and Tax